Exhibit 99.1
Crane Co.	News

Contact:
Jason D. Feldman
Director, Investor Relations
203-363-7329
www.craneco.com

Crane Co. Reports First Quarter Results and Updates 2015 EPS Guidance

First Quarter 2015 Highlights:

•	Excluding Special Items, earnings per diluted share (EPS) of $0.92 decreased 12% compared to 2014 (GAAP EPS of $0.87 increased 6% compared to 2014)

•	Sales of $679 million declined 5% compared to 2014, with core sales up slightly, and a 5% impact from unfavorable foreign exchange

•	Reducing 2015 EPS guidance to $4.30-$4.50, from $4.45-$4.65, excluding Special Items, solely reflecting the impact of foreign exchange (revised GAAP EPS guidance of $4.17-$4.37)

•	Completed $25 million of share repurchases during the first quarter of 2015

STAMFORD, CONNECTICUT - April 27, 2015 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported first quarter 2015 earnings of $0.87 per diluted share, compared to $0.82 per share in the first quarter of 2014. First quarter 2015 results included Special Items of $3 million in after-tax charges, or $0.05 per diluted share. First quarter 2014 results included Special Items of $14 million in after-tax charges, or $0.23 per diluted share. Excluding these Special Items in both years, first quarter 2015 earnings per diluted share were $0.92, compared to $1.05 in the first quarter of 2014. (Please see the attached Non-GAAP Financial Measures tables.)

Special Items in the first quarter of 2015 included $2 million in after-tax charges, or $0.03 per share, related to repositioning activities, and $1 million, or $0.02 per share, of after-tax restructuring and integration-related charges associated with the MEI acquisition. Special Items in the first quarter of

2014 included after-tax charges of $9 million, or $0.16 per share, related to the acquisition of MEI, and after-tax charges of $4 million, or $0.07 per share, related to repositioning activities.

First quarter 2015 sales were $679 million, a decrease of 5% compared to $717 million in the first quarter of 2014. The sales decline was comprised of a $34 million, or 5% impact from unfavorable foreign exchange; a divestiture impact of $5 million, or 1%; partially offset by slightly positive core sales growth of $1 million.

Operating profit in the first quarter increased to $86 million, up 6% compared to the first quarter of 2014. Excluding Special Items, first quarter operating profit decreased to $90 million, down 10% compared to the first quarter of 2014. (Please see the attached Non-GAAP Financial Measures tables.)

“The quarter developed as we expected,” said Max Mitchell, Crane Co. President and Chief Executive Officer. “Depressed demand across Fluid Handling end markets was consistent with our year-end outlook, and we were particularly pleased with the improved organic growth at Payment & Merchandising Technologies. Our full-year expectations for organic growth and margin performance are unchanged from the view we provided at our February Investor Day. However, given the sustained strength of the U.S. Dollar, we are updating our guidance to reflect foreign exchange rates as of the end of March, reducing full-year EPS expectations by $0.15.”

Segment Results
All comparisons detailed in this section refer to operating results for the first quarter 2015 versus the first quarter 2014, excluding Special Items.

Fluid Handling

	First Quarter		Change
(dollars in millions)	2015	2014

Sales	$276	$311	$(35)	(11)%

Operating Profit	$34	$45	$(10)	(23)%
Operating Profit, before Special Items*	$36	$48	$(12)	(24)%

Profit Margin	12.5%	14.3%
Profit Margin, before Special Items*	13.1%	15.4%

* Please see the attached Non-GAAP Financial Measures tables
Sales decreased $35 million, driven by $22 million, or 7%, of unfavorable foreign exchange, a $10 million, or 3%, core sales decline, and a $3 million, or 1%, divestiture impact. Adjusted operating margins declined to 13.1%, primarily reflecting the impact of lower volumes, negative product mix and unfavorable foreign exchange. Fluid Handling order backlog was $304 million at March 31, 2015 compared to $311 million at December 31, 2014; after adjusting for a small divestiture impact, comparable backlog was $345 million at March 31, 2014.

Payment & Merchandising Technologies

	First Quarter		Change
(dollars in millions)	2015	2014

Sales	$172	$169	$3	2%

Operating Profit	$21	$7	$14	185%
Operating Profit, before Special Items*	$23	$20	$3	16%

Profit Margin	12.3%	4.4%
Profit Margin, before Special Items*	13.3%	11.7%

* Please see the attached Non-GAAP Financial Measures tables

Sales of $172 million increased $3 million driven by core sales growth of $16 million, or 9%, partially offset by $11 million, or 7%, of unfavorable foreign exchange and a $2 million, or 1%, divestiture impact related to the end of a previously disclosed transition services agreement. Adjusted operating margins expanded 160 basis points to 13.3%, driven primarily by higher volume, acquisition synergies and productivity initiatives.

Aerospace & Electronics

	First Quarter		Change
(dollars in millions)	2015	2014

Sales	$162	$169	$(7)	(4)%

Operating Profit	$30	$33	$(3)	(8)%
Operating Profit, before Special Items*	$31	$35	$(4)	(13)%

Profit Margin	18.6%	19.3%
Profit Margin, before Special Items*	19.1%	20.9%

* Please see the attached Non-GAAP Financial Measures tables
Sales decreased $7 million, driven primarily by a 4% decline in core sales, with a slight negative impact from foreign exchange. The core sales decline reflects continued softness in defense related sales, along with timing of commercial spares shipments. Adjusted operating margin declined to 19.1%, primarily reflecting lower volumes and unfavorable product mix. Aerospace & Electronics order backlog was $446 million at March 31, 2015, compared to $422 million at December 31, 2014 and $398 million at March 31, 2014.

Engineered Materials

	First Quarter		Change
(dollars in millions)	2015	2014
Sales	$70	$68	$2	3%
Operating Profit	$14	$11	$3	32%
Profit Margin	20.5%	15.9%
Sales of $70 million increased $2 million, driven by higher sales to recreational vehicle manufacturers and the building products market. Operating margin increased to 20.5%, primarily reflecting leverage on the higher sales, strong productivity, and lower material costs on a year-over-year basis.

Updating 2015 Guidance to Reflect March 31, 2015 Foreign Exchange Rates
Earnings guidance for 2015 was originally provided on January 26, 2015, and was based on foreign exchange rates as of December 31, 2014. Revised guidance now reflects foreign exchange rates as of March 31, 2015, resulting in a sales decline of 4% to 6% from unfavorable foreign exchange, compared to prior guidance of a 2% to 4% decline. Core sales are expected to be flat to up 2%, while divestitures are expected to reduce sales by 0.5%. Excluding Special Items, earnings are now expected to be in a range of $4.30-$4.50 per diluted share, compared to prior guidance of $4.45-$4.65 per diluted share, with the reduction solely a result of incremental foreign exchange headwinds. On a GAAP basis, earnings are now expected to be in a range of $4.17-$4.37 per diluted share, compared to prior guidance of $4.32-$4.52 per diluted share. Full year 2015 free cash flow (cash provided by operating activities less capital spending) is now expected to be $200-$230 million, compared to prior guidance of $210-$240 million. (Please see the attached Non-GAAP Financial Measures tables.)

Additional Information
Please see the Non-GAAP Financial Measures tables attached to this press release for supporting details. Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call
Crane Co. has scheduled a conference call to discuss the first quarter financial results on Tuesday, April 28, 2015 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website. Slides that accompany the conference call will be available on the Company’s website.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the hydrocarbon processing, petrochemical, chemical, power generation, unattended payment, automated merchandising, aerospace, electronics, transportation and other markets. The Company has four business segments: Fluid Handling, Payment & Merchandising Technologies, Aerospace & Electronics and Engineered Materials. Crane has approximately 11,500 employees in the Americas, Europe, the Middle East, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s

Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)